Exhibit 99.1

FOR IMMEDIATE RELEASE

November 14, 2005

Ottawa Savings Bancorp, Inc
Contact:	Gary L. Ocepek
President/CEO
(815) 433-2525

Ottawa Savings Bancorp, Inc. Announces

Third Quarter 2005 Earnings

Ottawa, IL –November 14, 2005 - Ottawa Savings Bancorp, Inc., (OTC BB-OTTW), the holding company for Ottawa Savings Bank, announced earnings for the third quarter ended September 30, 2005. Net income for the three months ended September 30, 2005 was $211,000, as compared to a net income of $313,000, for the same period in 2004. The decrease in net income was principally the result of an increase of $74,000 in our non-interest expense in the third quarter of 2005 and an increase of $121,000 in income tax expense, which was partially offset by an increase in net interest income and other income totaling $70,000. For the nine month period ended September 30, 2005 net income was $714,000, compared to a $3.8 million loss for the nine month period ended September 30, 2004. The increase in net income was principally the result of a $7.4 million decrease in our provision for loan losses that was made in the first three quarters of 2004 as a result of the CLC loans. More details can be found on the CLC loans in the SB-2 filed with the SEC relating to the initial public offering of the Company and in the 10-QSB for the quarter ended June 30, 2005.

Net interest income before provision for loan losses increased to $1.1 million for the three months ended September 30, 2005 from $1.0 million for the corresponding three months in 2004. Net interest income increased to $3.3 million for the nine month period ended September 30, 2005 from $3.2 million for the nine month period ended September 30, 2004.

Interest and dividend income was $2.3 million for the three months ended September 30, 2005 compared to $2.0 million for the same period in 2004. For the nine month period ended September 30, 2005 and 2004, interest and dividend income was $6.7 million and $6.2 million, respectively.

Interest expense increased $208,000 to $1.2 million for the three months ended September 30, 2005 from $1.0 million for the three months ended September 30, 2004. Interest expense was $3.4 million and $3.0 million for the nine month period ended September 30, 2005 and 2004, respectively.

Other income increased $15,000 to $41,000 for the three months ended September 30, 2005. The increase was primarily the result of an increase in customer service fees and gains on the sale of loans. Other income increased $81,000 to $205,000 for the nine months ended September 30, 2005, from $124,000 for the nine months ended September 30, 2004. The increase was primarily the result of the Bank receiving reimbursement of organization expenses for the CLC Creditors Trust in the amount of $74,000.

Other expense increased to $725,000 for the quarter ended September 30, 2005 from $651,000 for the corresponding three months in 2004. The increases were primarily due to increases in compensation and benefits and occupancy expenses, partially offset by a decrease in professional and legal fees. The increases in salaries and employee benefits was the result of the Company accruing for its Incentive Compensation Plan and increases in the cost of the Defined Benefit Retirement Plan. In the prior year period the Bank did not make any accruals for the Incentive Compensation Plan. The increase in occupancy expense is the result of the increased real estate taxes and depreciation due to the completion of the office expansion. The decrease in the other legal expense is the result of lesser ongoing fees from the CLC bankruptcy. Other expenses were $2.3 million and $1.9 million for the nine months ended September 30, 2005 and 2004, respectively. The increases were primarily due to increases in fees for audit, accounting, and compliance, and legal fees for the nine months ended September 30, 2005.

Total assets at September 30, 2005 were $182.7 million, compared to $169.3 million at December 31, 2004. The increase was primarily attributable to funds received for our conversion.

The loan portfolio increased to $118.6 million at September 30, 2005, from $114.8 at December 31, 2004. The increase in loans was the result of normal activity in our loan portfolio.

Deposit accounts increased to $161.7 million at September 30, 2005, from $156.7 million at December 31, 2004. The year to date increase reflects normal activity in our deposit accounts.

Equity increased $8.1 million to $19.1 million at September 30, 2005, from $11.0 million at December 31, 2004. This increase in equity reflects net income for the nine months ended September 30, 2005 of $714,000 offset by a decrease in other comprehensive income of $392,000 for the same period, which was due to the change in value of the available for sale securities portfolio triggered by an increase in interest rates and the addition of $8.5 million of additional capital from the sale of the stock in the initial public offering of Ottawa Savings Bancorp, Inc., net of unallocated ESOP Shares of $763,000.

The Company also announced that its first Annual Meeting of Shareholders will be held on Thursday, May 4, 2006 in Ottawa, Illinois. Shareholders will be notified of the exact time and location of the meeting.

Ottawa Savings Bancorp, Inc is the holding company for Ottawa Savings Bank, and a majority owned subsidiary of Ottawa Savings Bancorp, MHC. The Bank, originally chartered in 1871, is a community bank serving Ottawa, Illinois and LaSalle County through its main office in Ottawa. The Company’s stock trades on the OTC Bulletin Board under the symbol OTTW.

FORWARD-LOOKING INFORMATION

Statements contained in this release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by the use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “plan,” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain and actual results may differ from those predicted. The Company undertakes no obligation to update these forward-looking statements in the future. The Company cautions readers of this report that a number of important factors could cause the Company’s actual results subsequent to September 30, 2005 to differ materially from those expressed in forward-looking statements. Factors that could cause actual results to differ from those predicted and could affect the future prospects of the Company include, but are not limited to, fluctuations in market rates of interest and loan and deposit pricing, changes in the securities or financial market, a deterioration of general economic conditions either nationally or in our market areas, delays in obtaining the necessary regulatory approvals, our ability to consummate proposed transactions in a timely manner, legislative or regulatory changes that adversely affect our business, adverse developments or changes in the composition of our loan or investment portfolios, significant increases in competition, changes in real estate values, difficulties in identifying attractive acquisition opportunities or strategic partners to complement our business approach and the products and services the Company offers, the possible dilutive effect of potential acquisitions or expansion, and our ability to raise new capital as needed and the timing, amount and type of such capital raises. These risks and uncertainties should be considered in evaluating forward-looking statements.

Ottawa Savings Bancorp, Inc. and Subsidiary

Consolidated financial highlights (unaudited)

Dollars in thousands

	September 30, 2005	June 30, 2005	March 31, 2005	December 31, 2004
Financial Condition Data:
Total Assets	$182,693	$183,161	$173,265	$169,285
Loans, net (1)	118,571	116,920	110,727	114,826
Loans held for sale	—	—	381	—
Securities held to maturity	1,553	1,634	1,718	1,818
Securities available for sale	36,131	37,710	39,236	30,640
Deposits	161,690	169,972	160,795	156,654
Equity	19,108	11,428	10,848	11,006
(1) Net of loans in process, allowance for loan losses

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Operation Data:
Total interest and dividend income	$2,274	$2,011	$6,720	$6,198
Total interest expenses	1,209	1,001	3,431	3,003

Net interest income	1,065	1,010	3,289	3,195
Provision for loan losses	—	(23)	—	(7,369)
Other income	41	26	205	124
Other expense	725	651	2,321	1,881
Income tax expense (benefit)	170	49	459	(2,090)
Net income (loss)	211	313	714	(3,840)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Performance Ratios:
Return on average assets	0.46%	0.76%	0.54%	-1.73%
Return on average equity	4.81%	11.72%	5.37%	-23.40%
Average equity to average assets	9.59%	6.44%	9.91%	7.39%
Equity to total assets at end of period	10.46%	6.50%	10.46%	6.50%
Net interest rate spread (1)	2.44%	2.35%	2.67%	2.58%
Net interest margin (2)	2.57%	2.54%	2.72%	2.80%
Average interest-earning assets to average interest-bearing liabilities	104.44%	107.55%	101.74%	108.30%
Other expense to average assets	1.59%	1.57%	1.73%	1.51%
Efficiency ratio (3)	65.56%	62.85%	66.43%	56.67%

(1)	The net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2)	The net interest margin represents net interest income as a percent of average interest-earning assets.
(3)	The efficiency ratio represents other expense as a percent of net interest income before the provision for loan losses and other income.